SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Under Rule 14a-12

barnesandnoble.com inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The following Q&A was distributed on January 8, 2004 by barnesandnoble.com inc. to its employees regarding questions and answers relating to the proposed acquisition of barnesandnoble.com inc. by Barnes & Noble, Inc. The merger agreement relating to the proposed acquisition was filed by barnesandnoble.com inc. under cover of Form 8-K on January 8, 2004 and is incorporated herein by reference.

January 8, 2004

QUESTIONS & ANSWERS

Q:   Does this announcement mean that the deal is definitely going to occur?

A:   The merger is subject to regulatory approvals. How it works is that documents are filed, and reviewed/approved by the appropriate regulatory agencies. This process can take several weeks and possibly a few months to complete. In any merger, there is always a possibility that the deal will not occur or that the deal terms can change prior to closing; so, while we are confident that we will receive the necessary approvals on the proposed terms, there is no guaranty that this will be the case.

Q:   When will the merger be completed?

A:   As noted in the press release, we expect it will close no later early second quarter 2004, but more likely sometime in the next 90 days, again, all subject to our receiving the necessary approvals.

Q:   Will Barnes & Noble.com be a public company when the deal is closed?

A:   No, Barnes & Noble.com will become a subsidiary of Barnes & Noble, Inc. that is a public company that trades on the New York Stock Exchange under the symbol BKS. While we will be tracking the financial performance of bn.com internally, all externally reported financial results for bn.com will be included in the consolidated Barnes & Noble Inc. financial statements.

Q:   How does this affect day-to-day operations of bn.com?

A:   On a day-to-day basis, we expect this transaction will create very little change in the day-to-day operations of bn.com.

Q:   Are my stock options vested?

A:   Any options issued prior to Sept 30, 2003 are vested. Options issued after Sept 30th will vest upon completion of the merger.

Q:   Can I exercise my vested options before the deal closes?

A:   Yes, you may, and can call our plan administrator, Smith Barney at 1-800-367-4777 to do so. Remember, that only options that are “in-the money” (have a issue price less than the price you sell them for) have value. Options exercises done through Smith

Q&A

Barney prior to deal closing will incur their standard brokerage commissions. Note: You are always subject to applicable securities laws and insider trading regulations whenever you execute a securities transaction.

Q:   What happens to my options that have an issue price higher than the $3.05?

A:   Those options will expire with no value upon completion of the deal.

Q:   Can I wait until the deal closes, and exercise my options at $3.05?

A:   Assuming that the deal terms do not change, and that the necessary approvals are received, then all “in the money” options will be cashed out at closing, and you will receive the proceeds, net of options costs and withholding taxes. There will be no brokerage commissions charged if you cash out your options at closing. More details will be provided on this method, as we get closer to completion.

Q:   Do my options have value after the deal is done?

A:   No, all bn.com “in the money” options will be cashed out upon closing; those options not “in the money” will expire with no value.

If you have further questions, please e-mail or call John Heaney (212-414-6172) or Frank Caesar (212-414-6449).

*****

This communication is neither a solicitation of a proxy, an offer to purchase nor a solicitation of an offer to sell shares to Barnes & Noble.com. Barnes & Noble.com intends to file and deliver all forms, proxy statements, notices and documents required under state and federal law regarding the proposed acquisition. Barnes & Noble.com will be filing preliminary proxy materials with the Securities and Exchange Commission (“SEC”) for the special meeting of stockholders to be held to vote on the proposed merger. Upon satisfactory completion of the SEC’s review and comment on the preliminary proxy materials, Barnes & Noble.com will call a special meeting of its stockholders to vote on the merger and will file with the SEC and mail to Barnes & Noble.com’s stockholders definitive proxy materials. Before making any voting or investment decisions, investors and security holders of Barnes & Noble.com are urged to read the definitive proxy materials regarding the acquisition carefully in their entirety, when they become available, because they will contain important information about the proposed transaction, including, among other things, the recommendation of Barnes & Noble.com’s board of directors in respect of the merger. Copies of the definitive proxy materials and any amendments or supplements thereto may be obtained without charge, as they become available, at the SEC’s website at http://www.sec.gov or at Barnes & Noble.com’s website at http://www.barnesandnoble.com/ir. Investors and stockholders also may obtain a free copy of the definitive proxy statement, when it becomes available, and other documents filed with, or furnished to, the SEC from Barnes & Noble.com by directing a written request to Barnes & Noble.com, 76 Ninth Avenue, New York, NY 10011; Attn. Investor Relations, Kevin M. Frain.

Barnes & Noble.com, its directors, executive officers and certain members of management and employees may be deemed to be participants in the solicitation of proxies from Barnes & Noble.com’s stockholders in favor of the approval of the transaction. Information regarding such officers and directors and their ownership of Barnes & Noble.com common stock is set forth in Barnes & Noble.com’s Proxy Statement on Schedule 14A for its 2003 Annual Meeting of shareholders, filed with the SEC on June 6, 2003.